Exhibit 99.1

Contact:	Sitrick And Company
Sandra Sternberg
Maya Pogoda
310-788-2850

David N. Weinstein Appointed to Board of Directors of Interstate

Bakeries Corporation

Kansas City, Missouri – August 18, 2006 -- Interstate Bakeries Corporation (IBC) (OTC: IBCIQ.PK) today announced that David N. Weinstein has been appointed to its board of directors at its meeting on August 15, 2006. He was appointed to fill the vacancy left by the resignation of Charles Sullivan, who retired July 31, 2005. Mr. Weinstein is a senior investment banking and reorganization specialist and has served as both chairman and a member of the boards of several public companies.

“We are delighted to welcome David to our board of directors,” said Chairman of the Board of Directors Leo Benatar. “David has demonstrated a record of success in leading and directing businesses through financial and operational transition.”

According to Mr. Benatar, Mr. Weinstein was among four candidates submitted in separate lists by both the Official Committee of Equity Security Holders and by Brencourt Advisors, LLC, an IBC stockholder. The Company also noted that it is continuing to evaluate additional candidates suggested by Brencourt and the Equity Committee to fill the remaining vacancy on the board of directors and expects to make an announcement regarding an additional appointment in the near future.

Mr. Weinstein has more than 15 years’ experience managing high-yield capital markets groups for several financial institutions. Most recently Mr. Weinstein served as chairman of the board for Pioneer Companies, Inc.

Mr. Weinstein earned his bachelors degree at Brandeis University and his Juris Doctorate from the Columbia University School of Law.

About the Company

Interstate Bakeries Corporation is one of the nation's largest wholesale bakers and distributors of fresh-baked bread and sweet goods, under various national brand names, including Wonder®, Baker's Inn®, Merita®, Hostess® and Drake's®. The Company is headquartered in Kansas City. Currently, IBC employs more than 25,000 people and operates 45 bakeries, as well as approximately 800 distribution centers and approximately 850 bakery outlets throughout the country.